Exhibit 99.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 20, 2007 by and between Songzai International Holding Group Inc., a Nevada corporation (the “Company”), and Yvonne Zhang (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee and Employee desires to accept such offer of employment commencing as of the Effective Date (as defined below);

WHEREAS, Employee represents and warrants that he is free to accept such employment offer and commence exclusive employment with the Company as of the Effective Date (as defined below) without restriction from any employer other than the Company (other than confidentiality obligations arising either at law or under agreement(s) heretofore provided to the Company);

WHEREAS, Employee acknowledges and agrees that if he does not commence employment with the Company on or prior to the Effective Date in accordance with the terms of this Agreement, he shall not be entitled to any benefits hereunder;

WHEREAS, the Company and Employee agree that, on or after the Effective Date, in the Company’s sole discretion, the Company may issue a press release announcing that the Employee has joined the Company as Part Time Chief Financial Officer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Employee hereby agree as follows:

AGREEMENT
1.	Incorporation of Recitals; Term of Employment.

The preceding recitals are hereby incorporated by this reference.  The term of Employee’s employment with the Company hereunder (the “Term”) shall commence no later than August 1, 2007  (the “Effective Date”) and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on July 31, 2008.

2.	Position and Duties.

2.1  Position.  During the Term, Employee shall be employed as Part Time Chief Financial Officer of the Company.  Immediately upon termination of Employee’s employment for any reason, Employee shall be deemed to have concurrently resigned from all offices and positions he then holds with the Company or any subsidiary or affiliate, including the parent, of the Company.

2.2  Duties.  Subject to the supervision and control of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “CEO”), Employee shall prepare financial statements and footnotes for the company according to US GAAP for Company’s quarterly and annual filings with SEC, and other event driven SEC filings such as 8-K, advising the Company on accounting systems and internal control over financial reporting.

3.	Compensation.

3.1  Base Salary.  During the Term, as compensation for his services hereunder, Employee shall receive a salary at the annualized rate of Twenty Two Thousand Dollars ($22,000) per year (“Base Salary”), which shall be paid on the first day of each month by wire transferring to the bank account.

4.	Additional Benefits

4.1  Expenses.  During the Term, the Company shall reimburse Employee for any reasonable and necessary expenses incurred by his as is standard Company policy, including travel expense to China, meals and lodging expense in China.

5	Termination.

5.1  Termination by the Company for Cause.

(a)           The Company may terminate Employee’s employment hereunder for Cause (as defined below).  Such termination shall be effected by written notice thereof delivered by the Company to Employee, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof.  “Cause” shall mean (i) Employee’s continued failure to perform the material duties or responsibilities of his position with the Company, its parent or any subsidiary or affiliate and timely carry out any lawful directive prescribed by the Board in accordance with this Agreement other than any such failure resulting solely from Employee’s ill health or Total Disability (as defined in Section 5.4(a) below) but only if such failure continues for a period of fifteen (15) days after receipt of a notice of material breach from the Company; (ii) the commission by Employee of a material act of fraud, dishonesty or other material misconduct; or (iii) any other material violation of the provisions of this Agreement (provided, that with respect to any violation of this subsection (iii) that is reasonably subject to cure, Employee shall have the right, within ten (10) business days after receipt of notice from the Board specifying the circumstances of such material violation and the proposed cure thereof, if curable, to cure such event or circumstance giving rise to the material violation, in the event of which such current event or circumstance shall be deemed to not constitute Cause hereunder).

(b)           In the event the Company terminates Employee’s employment hereunder for Cause, Employee shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by Employee through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above  All other rights of Employee and, all obligations of the Company hereunder or otherwise in connection with Employee’s employment with the Company shall terminate effective as of the date of such termination of employment, except as provided in Section 5.6 below.

5.2  Termination by Employee without Good Reason.

(a)           Employee may terminate his employment hereunder without Good Reason (as defined below).  Such termination shall be effected by written notice thereof delivered by Employee to the Company and shall be effective upon fifteen (15) days’ written notice to the Company; provided, however, that following receipt of such notice Company may terminate Employee prior to the end of such fifteen (15) day period upon payment of Employee’s Accrued Benefits through the end of such period. For purposes of this Agreement, “Good Reason” shall mean (i) the occurrence of any material adverse alteration in the nature or status of Employee’s responsibilities or the assignment to Employee of any duties inconsistent with his status as Chief Executive Officer; (ii) any other material breach of the provisions of this Agreement; or (iii) failure by the Company to honor the indemnification provisions as stated in Section 13.1 herein (provided, that with respect to any violation of subsection (i), (ii) or (iii) that is reasonably subject to cure, the Company shall have the right, within ten (10) business days after receipt of notice from Employee specifying the circumstances of such material violation and the proposed cure thereof, if curable, to cure such event or circumstance giving rise to the material violation, in the event of which such current event or circumstance shall be deemed to not constitute Good Reason hereunder);

(b)           In the event of Employee’s termination of employment by Employee without Good Reason, Employee shall be entitled to receive the Accrued Benefits.  All other rights of Employee and, all obligations of the Company hereunder or otherwise in connection with Employee’s employment with the Company shall terminate effective as of the date of such termination of employment, except as provided in Section 5.6 below.

5.3	Termination by the Company Other Than for Cause, Death or Total Disability or by Employee for Good Reason.

(a)           Employee’s employment hereunder may be terminated during the Term by the Company other than for Cause, death or Total Disability or by Employee for Good Reason.  Any termination by the Company pursuant to this Section 5.3 shall be effected by written notice thereof and shall be effective upon thirty (30) days written notice thereof.  Any termination by Employee for Good Reason shall be effected by written notice thereof, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination delivered by Employee to the Company, and shall be effective upon thirty (30) days’ written notice to the Company.

(b)           In the event that Employee’s employment hereunder is terminated during the Term by the Company other than for Cause, death or Total Disability or by Employee for Good Reason, Employee shall be entitled to receive the Accrued Benefits.

5.4  Termination by Reason of Employee’s Death or Total Disability.

(a)           The Company may terminate Employee’s employment hereunder by reason of Employee’s death or Total Disability.  Such termination shall be effective immediately in the event of Employee’s death and upon thirty (30) days’ written notice to Employee in the event of Total Disability.  “Total Disability” shall mean any physical or mental disability that, with or without accommodation by the Company, prevents Employee from substantially performing his duties under this Agreement for a period of not less than ninety (90) days in any 12-month period or which is expected to be of permanent duration.

(b)           In the event that Employee’s employment with the Company is terminated by reason of Employee’s death or Total Disability, Employee or Employee’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) continued payment of the Base Salary for a period of one year following the date of termination of employment and (iii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Employee is a participant.  All other rights of Employee and, all obligations of the Company hereunder or otherwise in connection with Employee’s employment with the Company shall terminate effective as of the date of such termination of employment, except as provided in Section 5.6 below.

5.5  Termination Following a Change in Control.  In the event of a termination of Employee’s employment hereunder by Employee or the Company within six (6) months following a Change in Control (as defined below), Employee shall be entitled to receive (i) the Accrued Benefits and (ii) continued payment of the Base Salary and Guaranteed Bonus for a period of one year following the date of termination of employment.  In addition, upon such Change of Control, all stock options granted hereunder and then still unvested shall immediately vest.  All other rights of Employee and all obligations of the Company hereunder or otherwise in connection with Employee’s employment with the Company shall terminate effective as of the date of such termination of employment except as provided in Section 5.6 below.  For purposes of this Section 5.5, “Change in Control” will mean (i) any sale of all or substantially all of the assets of the Company; (ii) the acquisition, directly or indirectly (and including through any merger or consolidation), of beneficial ownership of securities of the Company possessing more than fifty percent of the total combined voting power of all outstanding securities of the Company by an person or entity (or “group”) of affiliated persons or entities within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; or (iii) a public offering of the Company’s securities involving sale or issuance of more than 50% of the Company’s total shares outstanding immediately prior to the public offering.

5.6  Survival.  In the event of any termination of Employee’s employment for any reason, Employee and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Sections 6 through 11 below, which shall survive the expiration of the Term.  The termination of Employee’s employment for any reason shall not affect any right to indemnification for any legal and proper actions taken by Employee within the scope of, and in accordance with, Employee’s duties hereunder.

5.7  No Other Severance or Termination Benefits.  Except as expressly set forth herein, Employee shall not be entitled to any severance or other benefits (or damages in respect thereof) upon termination of employment with the Company under any circumstances and for any or no reason.

6.           Protection of Confidential Information.

Employee acknowledges that during the course of his employment with the Company, its parent, subsidiaries, affiliates and strategic partners, he will be exposed to documents, agreements and other information (whether in oral, written or electronic format (including, without limitation, on a computer disk or hard drive)) regarding the confidential information, affairs and proprietary information of the Company, its parent, subsidiaries, affiliates, customers, supplies and strategic partners, including, without limitation, information about their past, present and future financial information, their products, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, proprietary information, past, current and prospective customer lists, operations, operational methods, acquisition plans, prospects, plans for future development of products, expansion plans, know-how, processes, formulas, procedures, prices, costs, technical data, licensing arrangements, business relationships, marketing data, developmental work, and other business affairs and information about the Company and its parent, subsidiaries, affiliates, customers, suppliers and strategic partners not generally available to the public (the “Confidential Information”).  In recognition of the foregoing, the Employee covenants and agrees as follows:

6.1  No Disclosure or Use of Confidential Information.  At no time shall Employee ever, directly or indirectly, divulge, communicate, disclose, or otherwise use any Confidential Information for any purpose or reason whatsoever, unless and until such information becomes generally available in the public domain or generally known in the industry through no fault, directly or indirectly, of Employee; provided that, Employee shall be permitted to properly use Confidential Information as necessary to perform his duties hereunder.

6.2  Return of Company Property, Records and Files.  Upon the termination of Employee’s employment at any time and for any reason, or at any other time the Board may so direct, Employee shall promptly deliver to the Company at its principal office all of the property and equipment of the Company, its parent, subsidiaries, affiliates, customers, suppliers, and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to, or contain Confidential Information with respect to, the Company, its parent, subsidiaries, affiliates, customers, suppliers, strategic partners, successors or assigns, and, or their respective past and present officers, directors, employees, consultants, agents, advisors or representatives (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Employee’s employment at any time and for any reason, Employee shall not be authorized to retain any of the Company Property, Records and Files except as may be required by law.

7.             No Violation of Third-Party Rights.

Employee represents, warrants and covenants that he:

(i)           will not, in the course of employment, infringe upon or violate any rights that Employee knows, or should have known, are proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trademarks, trade secrets, mask works, or other proprietary rights);

(ii)           is not a party to any agreement with any third party which could prevent or limit in any way him from fulfilling all of the terms of employment and his obligations and duties under this Agreement;

(iii)           will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents belonging to others; and

(iv)           agrees to respect any and all valid obligations which he may have, as of the date hereof, to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Employee agrees to indemnify and save harmless the Company from any loss, claim, damage, liabilities, obligations, cost or expense of any kind (including without limitation, reasonable attorney fees and expenses) to which the Company may be subjected by virtue of a breach by Employee of the foregoing representations, warranties, and covenants.

8.           Assignment.

The rights and benefits of Employee under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law or as agreed to in writing by the Company.  Any attempt by Employee to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  The Company may assign its rights and obligations hereunder, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, strategic partners or parent; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition, combination and/or similar transaction involving the Company.

9.           Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile or nationally recognized overnight courier, and shall be deemed to have been duly given 1) if delivered by hand, on the date of such delivery, 2) if delivered by facsimile, on the date of such delivery, with receipt of appropriate confirmation, and 3) if delivered by nationally recognized overnight courier, on the business day following dispatch to the respective persons named below:

If to the Company:	Songzai International Holding Group Inc.
20337 Rimview Place
Walnut, California 91789

If to Employee:	Yvonne Zhang
247 E Main St., #A
Alhambra, CA 91801
Fax: (626) 570-6766

Any party may change such party’s address or facsimile number for notices by notice duly given pursuant hereto.

10.           General.

10.1        Indemnification.  The Company will indemnify Employee to the full extent permitted by applicable law and provide coverage with respect to claims relating to his service as a director, officer or employee of the Company under the Company’s directors and officers insurance policy. The Company agrees to maintain such policy in effect at all times during Employee’s term for a coverage amount of no less than $10 Million. Failure to maintain such policy shall entitle Employee to terminate his employment for Good Reason under 5.3 herein.

10.2           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.

10.3           Arbitration.  Except as necessary for the Company and its parent, subsidiaries, affiliates, strategic partners, successors or assigns or for Employee to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Employee’s employment with the Company or any parent, subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their parents, subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to binding arbitration in Los Angeles, California according to the rules and procedures of the American Arbitration Association.  The parties agree that the parties shall each bear his or its own attorneys’ fees and costs in connection with any such arbitration.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their parents, subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the California constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

10.4           Entire Agreement.  This Agreement (including the Schedule, attached hereto) sets forth the entire understanding of the parties relating to Employee’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to or on the date hereof, whether written or oral, between the Employee and the Company and/or any parent, subsidiary or affiliate thereof.

10.5           Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6           No Conflict with Other Agreements.  Employee represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

10.7           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Employee and his heirs, executors and personal representatives.

10.8           Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, including, without limitation, such taxes that are required to be withheld in connection with Section 3.3.

10.9           Reformation and Severability.  In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby.

10.10    Survival.  This Agreement shall survive the termination of Employee’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

10.11    Captions.  The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

10.12    Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

10.13    Representation by Counsel.   Employee acknowledges that the Company has not rendered to him any advice as to any terms and conditions of this Agreement.  Employee has been advised to seek and obtain his own advice of counsel concerning the terms and conditions of this Agreement and is relying on such advice.

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IN WITNESS WHEREOF, Employee and  the Company have executed this Agreement as of the date first written above.

Songzai International Holding Group Inc.

/s/ Hongjun Li
By:Hongjun Li
Its: President

/s/ Yvonne Zhang
Yvonne Zhang